PROSPECTUS SUPPLEMENT (To prospectus dated August 11, 2008)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-152620

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
9.75% Senior Notes due 2013	$250,000,000	100%	$250,000,000	$9,825(1)
(1)	Calculated pursuant to Rules 456(b) and 457(r) under the Securities Act.

$250,000,000

Brunswick Corporation

9.75% Senior Notes due 2013

We will pay interest on the notes on February 15 and August 15 of each year, beginning February 15, 2009. The notes will mature on August 15, 2013.

We may redeem some or all of the notes at any time under a make-whole redemption provision. See “Description of the Notes—Optional Redemption.”

If we experience a change of control triggering event, as described in this prospectus supplement, each holder of the notes may require us to repurchase some or all of its notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Change of Control.”

The interest rate payable on the notes will be subject to adjustment from time to time if the rating assigned to the notes is downgraded (or subsequently upgraded) under the circumstances described in this prospectus supplement. See “Description of the Notes—Interest Rate Adjustment.”

The notes will be unsecured obligations and will rank equally with our unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.

Investing in the notes involves risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007 and beginning on page S-7 of this prospectus supplement.

	Per Note	Total

Public offering price(1)	100.000%	$250,000,000

Underwriting discount	0.875%	$2,187,500

Proceeds, before expenses, to Brunswick Corporation	99.125%	$247,812,500

(1)	Plus accrued interest from August 15, 2008, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about August 15, 2008.

Joint Book-Running Managers

Merrill Lynch & Co.	Banc of America Securities LLC	JPMorgan

Co-Managers

RBS Greenwich Capital	Morgan Stanley

Deutsche Bank Securities	SunTrust Robinson Humphrey	Wells Fargo Securities

The date of this prospectus supplement is August 12, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

All references to “Brunswick,” the “Company,” “we,” “us” and “our” in this prospectus supplement or the accompanying prospectus mean Brunswick Corporation and its wholly owned subsidiaries and other entities controlled by Brunswick Corporation except where it is clear from the context that the term means only the issuer, Brunswick Corporation.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus supplement incorporates documents by reference which are not presented in or delivered with this prospectus supplement.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of the offering of the securities described in this prospectus supplement are incorporated by reference into and are deemed to be a part of this prospectus supplement from the date of filing of those documents; provided, however, that we are not incorporating by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC.

The following documents, which we have filed with the Securities and Exchange Commission, are incorporated by reference into this prospectus supplement:

•	Annual Report on Form 10-K for the year ended December 31, 2007, filed February 22, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 29, 2008, filed May 1, 2008, and June 28, 2008, filed July 29, 2008; and

•

Current Reports on Form 8-K filed January 22, 2008, May 14, 2008, Items 2.05 and 2.06 of our Current Report on Form 8-K filed June 26, 2008, Current Reports on Form 8-K filed July 23, 2008 and August 8, 2008.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The documents incorporated by reference into this prospectus supplement are available from us upon your request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus supplement to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus supplement are not themselves specifically incorporated by reference into this prospectus supplement, then the exhibits will not be provided.

Requests for documents relating to us should be directed to:

Lloyd C. Chatfield II

Brunswick Corporation

1 N. Field Ct.

Lake Forest, Illinois 60045-4811

(847) 735-4700

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein contain, and any other offering materials and documents deemed to be incorporated by reference herein or therein may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may include words such as “expect,” “anticipate,” “believe,” “may,” “should,” “could,” “estimate” and similar terms. These statements involve certain risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements. See “Risk Factors” in this prospectus supplement and in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. These risks include, but are not limited to:

•

the effect of: (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment and products;

•	our ability to successfully complete restructuring efforts in the timeframe and cost anticipated;

•	our ability to comply with financial covenants in order to maintain credit facilities and wholesale financing facilities on terms favorable to the Company;

•	the ability of our operations to generate expected financial results and levels of cash flow;

•	our ability to transition and ramp up certain manufacturing operations within the time and budgets allowed;

•	the success of marketing and cost management programs;

•	the effect of interest rates and fuel prices on demand for marine products;

•	our ability to successfully manage pipeline inventories;

•

the financial strength of dealers, distributors and independent boat builders, their ability to obtain financing for the purchase of our products, and their ability to meet their payment obligations to us and their third-party financing sources as those obligations become due;

•	our ability to meet repurchase and recourse obligations to third parties arising out of dealer defaults;

•	our ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders;

•	our ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners;

•	the success of global sourcing and supply chain initiatives;

•	the effect of higher product prices due to technology changes and added product features and components on consumer demand;

•	the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities;

•	our ability to maintain market share, particularly in high-margin products;

•	the success of new products;

•	our ability to maintain product quality and service standards expected by customers;

•	competitive pricing pressures;

•	our ability to develop cost-effective product technologies that comply with regulatory requirements;

•	our ability to successfully develop and distribute products differentiated for the global marketplace;

•	shifts in currency exchange rates;

•	adverse foreign economic conditions;

•	our ability to repay or refinance existing indebtedness when it becomes due;

•	the effect of the downturn in the U.S. economy on our suppliers and our ability to obtain components and raw materials;

•	increased competition from Asian competitors;

•	competition from new technologies;

•	our ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; and

•	the effect of weather conditions on demand for marine products and retail bowling center revenues.

Additional factors that may cause risks and uncertainties include those discussed in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q for the quarters ended March 29, 2008 and June 28, 2008, and may also include risk factors and other information discussed in other documents that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

You should take care not to place undue reliance on our forward-looking statements, which represent our views only as of the date they are made. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SUMMARY

Brunswick Corporation

We are a leading global manufacturer and marketer of recreation products including boats, marine engines, fitness equipment and bowling and billiards equipment. Our boat offerings include fiberglass pleasure boats; luxury sportfishing convertibles and motoryachts; offshore fishing boats; aluminum fishing, deck and pontoon boats; rigid inflatable boats; and marine parts and accessories. Our engine products include outboard, sterndrive and inboard engines; trolling motors; propellers; marine dealer management systems; and engine control systems. Our fitness products include both cardiovascular and strength training equipment. Our bowling offerings include products such as capital equipment, aftermarket and consumer products; and billiards offerings include billiards tables and accessories, Air Hockey tables and foosball tables. We also own and operate Brunswick bowling centers in the United States and other countries, and retail billiards stores in the United States.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, you should carefully read this prospectus supplement and the accompanying prospectus.

Issuer	Brunswick Corporation

Notes offered	$250.0 million principal amount of 9.75% Senior Notes due 2013.

Maturity	August 15, 2013.

Interest payment dates	February 15 and August 15 of each year, beginning February 15, 2009.

Ranking	The notes:

•	will be unsecured obligations;

•	will rank equally and ratably with all our existing and future unsecured and unsubordinated debt and other liabilities;

•	will be senior to any future subordinated debt and other liabilities;

•	will be junior to any secured debt to the extent of the assets securing such debt and other liabilities; and

•	will be effectively junior to all existing and future debt and other liabilities of our subsidiaries.

As of June 28, 2008:

•	we had outstanding $725.0 million of senior debt and $727.7 million of total consolidated debt; and

•	our subsidiaries had outstanding $586.1 million of debt and other liabilities.

Optional redemption	We may redeem some or all of the notes at any time under a make-whole redemption provision. See “Description of the Notes—Optional Redemption.”

Change of control	If we experience a change of control triggering event, as described in this prospectus supplement, each holder of the notes may require us to repurchase some or all of its notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Change of Control.”

Interest rate adjustment	The interest rate payable on the notes will be subject to adjustment from time to time if the rating assigned to the notes is downgraded (or subsequently upgraded) under the circumstances described under “Description of the Notes—Interest Rate Adjustment.”

Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of certain subsidiaries to:

•	incur debt secured by liens;

•	enter into sale or leaseback transactions; or

•	merge or consolidate with another entity or sell substantially all of our assets to another person.

These covenants are subject to important exceptions and qualifications. See “Description of Debt Securities” in the accompanying prospectus.

Use of proceeds	We estimate that the net proceeds from the offering will be approximately $247.8 million. We intend to use these proceeds and available cash to redeem our outstanding $250.0 million principal amount of floating rate notes due July 2009. We intend to call the floating rate notes for redemption upon receipt of the net proceeds from this offering.

Risk Factors

Investment in the notes involves risks. You should carefully consider the information under “Risk Factors” and all other information in the prospectus supplement and accompanying prospectus and the documents incorporated by reference herein.

Summary Consolidated Financial Information

We have provided the following summary historical financial information for your reference. We have derived the summary financial information for each of the years ended December 31, 2005 through December 31, 2007 from our audited consolidated financial statements. The summary financial information for each of the six months ended June 30, 2007 and June 28, 2008 is unaudited and includes all adjustments (consisting of normal recurring items) which are, in our opinion, necessary for a fair presentation of our financial position as of such dates and results of operations for such periods. The results of operations for the six months ended June 28, 2008 are not necessarily indicative of the results for our full fiscal year ending December 31, 2008. This summary financial information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2007, and our quarterly reports on Form 10-Q for the quarters ended March 29, 2008 and June 28, 2008, which are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” in the accompanying prospectus.

($ in millions)	Year Ended December 31,			Six Months Ended
	2005	2006	2007	June 30, 2007	June 28, 2008

Operating Statement Data:
Net sales	$5,606.9	$5,665.0	$5,671.2	$2,909.0	$2,832.2
Restructuring, exit and impairment charges	—	18.9	88.6	8.7	105.3
Operating earnings (loss)	468.7	341.2	107.2	139.3	(6.9)
Earnings from continuing operations before interest and income taxes	524.1	354.2	136.3	152.5	27.0
Net earnings from continuing operations	371.1	263.2	79.6	91.2	7.3
Net earnings (loss) from discontinued operations	14.3	(129.3)	32.0	11.7	—
Net earnings	385.4	133.9	111.6	102.9	7.3

Balance Sheet Data (end of period):
Cash and cash equivalents	$487.7	$283.4	$331.4	$278.8	$392.8
Total assets	4,621.5	4,450.3	4,365.6	4,484.1	4,345.1
Total debt	724.8	726.4	728.2	725.2	727.7
Total liabilities	2,642.7	2,578.5	2,472.7	2,564.1	2,419.9
Shareholders’ equity	1,978.8	1,871.8	1,892.9	1,920.0	1,925.2

RISK FACTORS

An investment in the notes is subject to various risks. In addition to the other information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the following risk factors, as well as the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, before you decide to invest in the notes.

Risks related to the notes

If the ratings of the notes are lowered or withdrawn, the market value of the notes could decrease.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes, and may be revised or withdrawn at any time. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

On July 8, 2008, Standard & Poor’s Ratings Services, or S&P, downgraded its credit rating of our senior unsecured debt. In addition, on July 10, 2008, Moody’s Investors Service, Inc., or Moody’s, downgraded its credit rating of our senior unsecured debt. As of August 11, 2008, our S&P rating is BB+ with a stable outlook, S&P’s highest non-investment-grade rating, and our Moody’s rating is Baa3 with a negative outlook, Moody’s lowest investment-grade rating.

If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount. In addition, the interest rate payable on the notes will be subject to adjustment from time to time if the rating assigned to the notes is downgraded (or subsequently upgraded) under the circumstances described under “Description of the Notes—Interest Rate Adjustment.”

If we default on our obligations to pay our other debt, we may not be able to make payments on the notes.

If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments on our debt, or if we otherwise fail to comply with any financial, operating or other covenants in any instruments governing our debt, we could be in default under the terms of those agreements. In the event of such default, the holders of such debt could elect to declare all the funds governed thereunder to be due and payable. If our operating performance declines, we may in the future need to seek to obtain waivers or consents from the holders of such debt or to refinance such debt to avoid being in default. Any default under the agreements governing our debt and the remedies sought by the holders of such debt could make us unable to pay principal and interest on the notes and substantially decrease their value.

The notes will not be guaranteed by any of our subsidiaries and will be effectively subordinated to the debt and other liabilities of our subsidiaries and to any of our debt that our subsidiaries guarantee.

These notes will be our obligations exclusively and will not be guaranteed by any of our subsidiaries. Because we conduct some operations through subsidiaries, our cash flow and our consequent ability to service our debt, including the notes, are dependent in part on the earnings of our subsidiaries. Our subsidiaries are separate legal entities and have no obligation to pay any amounts under the notes or make any amounts available for such payments.

As a result, the notes will be effectively subordinated to all existing and future debt and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or similar proceedings involving any of our subsidiaries, the creditors of that subsidiary will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor of that subsidiary, in which case our claims would still be subordinated to any security interests in, or mortgages on, the assets of that subsidiary and would be subordinate to any debt of that subsidiary that is senior to that held by us.

The notes will also be effectively subordinated to all of our future debt that is guaranteed by our subsidiaries to the extent of those guarantees. In the event of our bankruptcy, liquidation or similar proceeding, the holders of any such guaranteed debt would be entitled to require the subsidiary guarantors to pay that debt, while holders of the notes would not have any similar rights against those subsidiary guarantors.

As of June 28, 2008, our subsidiaries had approximately $586.1 million of debt and other liabilities.

The indenture that governs the notes does not restrict our ability to incur additional debt, including certain secured debt, which could make our debt securities more risky in the future.

The indenture that governs the notes does not restrict our ability to incur additional debt. If we or certain of our subsidiaries incur secured debt, we would be required to secure the notes equally and ratably with such secured debt, subject to certain exceptions. See “Description of Debt Securities—Restrictions on Secured Debt” in the accompanying prospectus.

The degree to which we incur additional debt could have important consequences to you, including:

•	limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	requiring us to dedicate a substantial portion of our cash flows from operations to the payment of debt and not for other purposes, such as working capital, capital expenditures and acquisitions;

•	limiting our flexibility to plan for, or react to, changes in our businesses; and

•	making us more vulnerable to a downturn in our businesses.

As of June 28, 2008, we had outstanding $725.0 million of senior debt and $727.7 million of total consolidated debt.

We may choose to redeem the notes prior to maturity.

We may redeem some or all of the notes at any time. See “Description of the Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

We may not be able to repurchase the notes upon a change of control triggering event, which could result in a default under the notes.

Unless we exercise our right to redeem the notes, we will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event, as described in this prospectus supplement. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and you. See “Description of Notes—Change of Control.”

We do not intend to list the notes on any national securities exchange and cannot assure you that an active trading market will develop for the notes.

The notes are a new issue of securities for which there is no trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We cannot assure you that:

•	any liquid trading market for the notes will develop; or

•	you will be able to sell your notes at their fair market value or at all.

If a trading market for the notes develops, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors unrelated to our creditworthiness or operating results, including the time remaining to the maturity of the notes, the outstanding principal amount of the notes and the level, direction and volatility of market interest rates generally.

Certain of the underwriters have advised us that they currently intend to make a market in the notes after completion of the offering. However, the underwriters may discontinue their market-making activities at any time and without any notice. See “Underwriting—New Issue of Notes.”

Risks related to our business and our industry

General economic conditions, particularly in the United States and Europe, affect our results.

Demand for our products is affected by economic conditions and consumer confidence worldwide, but especially in the United States and Europe. In times of economic uncertainty, consumers tend to defer expenditures for discretionary items, which affects our financial performance, especially in our marine and billiards businesses. Our marine businesses are cyclical in nature, and their success is dependent upon favorable economic conditions, the overall level of consumer confidence and discretionary income levels.

For example, retail unit sales of powerboats in the United States have been declining since 2005, with the rate of decline accelerating in 2008 due to the continued reduction in marine industry demand as a result of a weak United States economy, soft housing markets in key United States boating states, and higher prices for food and fuel, among other products, that ultimately reduce the funds available for discretionary purchases. On an industry level, retail unit sales were down significantly during the first half of 2008 compared with the already low retail unit sales during the first half of 2007.

Any continued deterioration in general economic conditions that further diminishes consumer confidence or discretionary income can reduce our sales further and adversely affect our financial results, including the potential for future impairments. The impact of weakening consumer credit markets; continued reduction in marine industry demand; corporate restructurings; layoffs; declines in the value of investments and residential real estate, especially in large boating markets such as Florida and California; higher fuel prices and increases in federal and state taxation all can negatively affect our results and, consequently, the value of the notes.

Our restructuring initiatives, implemented as a result of the prolonged downturn in the U.S. marine market, could result in additional costs or be unsuccessful.

We announced a plan in June 2008 to expand on our previous restructuring initiatives as a result of the prolonged downturn in the U.S. marine market. These initiatives have resulted in severance and plant closure costs, asset write-downs and impairment charges related to the restructuring plan and certain costs related to restructuring actions previously initiated during the second quarter of 2008. We will incur additional restructuring, exit and impairment charges in the second half of 2008 and in 2009 as a result of the plan announced in June 2008. We cannot assure you that our restructuring plan will be successful, or that further restructuring efforts will not be required resulting in additional costs, write-downs or charges. If additional actions are required, our earnings and the value of the notes could decrease.

Establishing a smaller manufacturing footprint is critical to our operating and financial results.

A significant component in our cost-reduction efforts is establishing a smaller manufacturing footprint by consolidating boat production into fewer plants. Moving production to a new plant involves risks including, inability to start up production within the cost and time estimated, to supply product to dealers when expected, and to attract a sufficient number of skilled workers to handle the additional production. In addition, we may experience a disruption in the supply chain for critical components. Our inability to successfully implement our manufacturing footprint initiatives could adversely affect our operating and financial results.

Higher energy costs can adversely affect our results, especially in the marine and retail bowling center businesses.

Higher energy costs result in increases in operating expenses at our manufacturing facilities and in the cost of shipping products to customers. In addition, increases in energy costs can adversely affect the pricing and availability of petroleum-based raw materials such as resins and foam that are used in many of our marine products. Also, higher fuel prices may have an adverse effect on demand for marine retail products as they increase the cost of boat ownership. Finally, because heating, air conditioning and electricity comprise a significant part of the cost of operating a bowling center, any increase in the price of energy could adversely affect the operating margins of our bowling centers.

Tighter credit markets can reduce demand, especially for marine products.

Customers often finance purchases of our marine products, particularly boats. Rising interest rates can have an adverse effect on dealers’ and consumers’ ability to finance boat purchases, which can adversely affect our ability to sell boats and engines and the profitability of our financing activities, including Brunswick Acceptance Company, our joint venture with General Electric Capital Corporation that provides secured wholesale inventory floor-plan financing to our boat and engine dealers. Further, tighter credit markets may restrict funds available for retail financing for marine products or require higher credit scores from boat buyers.

Our profitability may suffer as a result of competitive pricing pressures.

The introduction of lower-priced alternative products by other companies can hurt our competitive position in all of our businesses. We are constantly subject to competitive pressures, particularly in the outboard engine market, in which Asian manufacturers often have pursued a strategy of aggressive pricing. Such pricing pressure can limit our ability to increase prices for our products in response to raw material and other cost increases.

Our growth depends on the successful introduction of new product offerings.

Our ability to grow may be adversely affected by difficulties or delays in product development, such as an inability to develop viable new products, gain market acceptance of new products or obtain adequate intellectual property protection for new products. To meet ever-changing consumer demands, the timing of market entry and pricing of new products are critical.

Our financial results may be adversely affected if we are unable to maintain effective distribution.

Because we sell the majority of our products through third parties such as dealers and distributors, the financial health of our marine distribution network is critical to our success. Weak demand for marine products may adversely affect the financial performance of our dealers. In particular, dealer inventory levels may be higher than desired and dealers may experience reduced cash flow. These factors may impair a dealer’s ability to purchase our products and meet payment obligations to us or their third-party financing sources. If a dealer is unable to meet its obligations to third-party financing sources, we may be required to repurchase our products from these third-party financing sources. In addition, we may not be able to obtain alternate distribution in the relevant market.

In addition, a substantial portion of our marine engine sales are made to boat manufacturers not affiliated with us. Accordingly, the results of our marine engine segment can be influenced by the financial health of these independent boat builders, which depends on their access to capital, ability to develop new products and ability to compete effectively in the marketplace. Our independent boat builder customers also can react negatively to competition from our own boat brands, which can lead them to purchase marine engines and marine engine supplies from competing marine engine manufacturers.

Inventory adjustments by major dealers, retailers and independent boat builders adversely affect our financial results.

If our boat and engine dealers and distributors, as well as independent boat builders who purchase our marine engine products, adjust their inventories downward in response to weakness in retail demand, wholesale demand for our products diminishes. In turn, we must reduce production, which results in lower rates of absorption of fixed costs in our manufacturing facilities and thus lower margins. Inventory reduction by dealers and customers can hurt our short-term sales and results of operations and limit our ability to meet increased demand when economic conditions improve.

Licensing requirements and limited access to water can inhibit our ability to grow our marine businesses.

Environmental restrictions, permitting and zoning requirements and the increasing cost of, and competition for, waterfront property can limit access to water for boating, as well as marina and storage space. Our boat and marine engine segments can be adversely affected in areas that do not have sufficient marina and storage capacity to satisfy demand. Certain jurisdictions both inside and outside the United States require a license to operate a recreational boat, which can deter potential customers.

Compliance with environmental regulations for marine engines will increase costs and may reduce demand for our products.

The State of California adopted regulations requiring catalytic converters on sterndrive and inboard engines, which we expect will be expanded to all states by 2010. Other environmental regulatory bodies may impose higher emissions standards in the future for engines. Compliance with these standards could increase the cost of our engines, which could in turn reduce consumer demand for our marine products. As a result, any increase in the cost of marine engines or unforeseen delays in compliance with environmental regulations affecting these products could have an adverse effect on our results of operations.

Changes in currency exchange rates can adversely affect our growth rate.

Because we derive a portion of our revenues from outside the United States (36% in 2007), our ability to realize projected growth rates can be adversely affected when the U.S. dollar strengthens against other currencies. We manufacture our products primarily in the United States, and the costs of our products are generally denominated in U.S. dollars, although the manufacture and sourcing of products and materials outside the United States is increasing. A strong U.S. dollar can make our products less price-competitive relative to local products outside the United States.

We compete with a variety of other activities for consumers’ scarce leisure time.

The vast majority of our products are used for recreational purposes, and demand for our products can be adversely affected by competition from other activities that occupy consumers’ leisure time, including other forms of recreation as well as religious, cultural and community activities. A decrease in leisure time can reduce consumers’ willingness to purchase and enjoy our products.

Adverse weather conditions can have a negative effect on marine and retail bowling center revenues.

Weather conditions can have a significant effect on our operating and financial results, especially in the marine and bowling retail businesses. Sales of our marine products are generally stronger just before and during spring and summer, and favorable weather during these months generally has a positive effect on consumer demand. Conversely, unseasonably cool weather, excessive rainfall or drought conditions during these periods can reduce demand. Hurricanes and other storms can result in the disruption of our distribution channel, as occurred in 2004 and 2005 on the Atlantic and Gulf coasts of the United States. Since many of our boat products are used on lakes and reservoirs, the viability of these for boating is important to our boat segment. In addition, severely inclement weather on weekends and holidays, particularly during the winter months, can adversely affect patronage of our bowling centers and, therefore, revenues in the bowling retail business.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriting discounts, but before deducting expenses and fees, will be approximately $247.8 million. We intend to use the net proceeds from this offering and available cash to redeem our outstanding $250.0 million principal amount of floating rate notes due in July 2009 (the “floating rate notes”). We intend to call the floating rate notes for redemption upon receipt of the net proceeds from this offering. Pending deposit of funds with the trustee for the floating rate notes on or prior to the redemption date for such notes, the net proceeds from this offering may be invested in short-term interest-bearing investments.

CAPITALIZATION

The following table sets forth our unaudited capitalization as of June 28, 2008, and as adjusted to give effect to the issuance and sale of the notes and the use of the proceeds from this offering as set forth under “Use of Proceeds” above. This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

($ in millions)	June 28, 2008
	Actual	As Adjusted

Indebtedness:
Short-term debt, including current maturities of long-term debt	$0.8	$0.8
Long-term debt
Floating rate notes, due 2009	250.0	—
Notes, 5% due 2011 (net of discount of $0.4)	150.5	150.5
Senior notes, 9.75% due 2013 offered hereby	—	250.0
Notes, 1.82% to 4.00% payable through 2015	2.8	2.8
Debentures, 7.375% due 2023 (net of discount of $0.5)	124.5	124.5
Notes, 7.125% due 2027 (net of discount of $0.9)	199.1	199.1

Total debt	$727.7	$727.7

Shareholders’ equity:
Total shareholders’ equity	$1,925.2	$1,925.2

Total capitalization	$2,652.9	$2,652.9

DESCRIPTION OF THE NOTES

We will issue the notes under the indenture, dated as of March 15, 1987, between Brunswick Corporation, as issuer, and The Bank of New York Mellon Trust Company, N.A., as successor trustee. The notes will constitute senior debt securities under the indenture. This description of the notes supplements, and to the extent inconsistent therewith replaces, the section entitled “Description of Debt Securities” included in the accompanying prospectus. Capitalized terms used in this description have the meanings specified in the indenture and are generally summarized under “Description of Debt Securities—Definitions of Certain Terms” in the accompanying prospectus.

The description of the notes in this prospectus supplement and the accompanying prospectus is a summary only, is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes. We urge you to read the indenture and the notes because they define your rights as a holder of notes. A copy of the indenture, including a form of the notes, is available without charge upon request to us at the address provided under “Documents Incorporated by Reference” in the accompanying prospectus.

As used in this description of the notes, the words “we,” “us,” “our” and “Brunswick” refer only to Brunswick Corporation and do not include any current or future subsidiaries of Brunswick Corporation.

General

The notes will mature on August 15, 2013. Each note will bear interest at a rate of 9.75% per year.

The trustee will initially act as our paying agent for the notes. The notes will be payable at the principal corporate trust office of the trustee, or an office or agency maintained by us for such purpose, in the City of Chicago, State of Illinois and the Borough of Manhattan, The City and State of New York.

We will issue the notes as a new series of debt securities under the indenture initially in an aggregate principal amount of $250,000,000. We may, without the consent of the existing holders of the notes, issue additional debt securities under the indenture that will be part of the same series as the notes. If we issue any such additional debt securities as part of the same series as the notes, the notes and any such additional debt securities would be treated as a single series for all purposes under the indenture, including, without limitation, modification of the indenture.

We do not intend to apply for listing of the notes on a national securities exchange.

Interest

We will pay interest on the notes semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2009. We will make each interest payment to the holders of record at the close of business on the immediately preceding February 1 and August 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date for the notes falls on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day, unless such next succeeding business day would be in the following month, in which case the interest payment date will be the immediately preceding business day. If the maturity date of the notes falls on a day that is not a business day, we will pay principal and accrued and unpaid interest on the notes on the next business day. No interest on that payment will accrue from and after the maturity date.

The interest rate payable on the notes will be subject to adjustment from time to time if the rating assigned to the notes is downgraded (or subsequently upgraded), as set forth under “—Interest Rate Adjustment,” below.

Ranking

The notes:

•	will be unsecured obligations;

•	will rank equally and ratably with all our existing and future unsecured and unsubordinated debt and other liabilities;

•	will be senior to any future subordinated debt and other liabilities;

•

will be junior to any secured debt to the extent of the assets securing such debt and other liabilities, unless the notes are equally and ratably secured with such secured debt, as required by the indenture under certain circumstances; and

•	will be effectively junior to all existing and future debt and other liabilities of our subsidiaries, including trade payables.

Our subsidiaries are distinct legal entities having no obligation to pay any amounts pursuant to, or to make funds available for, the notes.

As of June 28, 2008:

•	we had outstanding $725.0 million of senior indebtedness and $727.7 million of total consolidated debt; and

•	our subsidiaries had outstanding $586.1 million of indebtedness and other liabilities.

Optional Redemption

We may, at our option, redeem the notes in whole or in part at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, plus accrued interest to the redemption date, or

•

as determined by the Independent Investment Banker, the sum of the present values of the remaining principal amount and scheduled payments of interest on the notes to be redeemed (not including interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 50 basis points, plus accrued interest to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means (a) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc. or their affiliates which are primary U.S. government securities dealers and their respective successors, unless any of them ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer, and (b) one other Primary Treasury Dealer that we select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. The notice of redemption to each holder will specify, among other items, the redemption price and the principal amount of the notes held by the holder to be redeemed. Notices of redemption may not be conditional. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

•	if the notes are listed on any national securities exchange, in compliance with the requirements of such national securities exchange; or

•	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

If any note is to be redeemed in part only, the notice of redemption that relates to that note must state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. No notes of $1,000 or less will be redeemed in part.

Interest Rate Adjustment

The notes will provide that the interest rate payable on the notes will be subject to adjustment from time to time if either of the Interest Rate Rating Agencies downgrades (or subsequently upgrades) its rating assigned to the notes, as set forth below.

If the rating of the notes from either Interest Rate Rating Agency is decreased to a rating set forth in any of the following tables with respect to that Interest Rate Rating Agency, the annual interest rate on the notes will increase from the interest rate set forth on the cover page of this prospectus supplement by an amount equal to the percentage set forth opposite that rating:

Moody’s Rating*	Percentage
Ba2	0.25%
Ba3	0.50%
B1	0.75%
B2 or below	1.00%

S&P Rating*	Percentage
BB	0.25%
BB-	0.50%
B+	0.75%
B or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the notes has been adjusted upward as a result of a decrease in a rating by an Interest Rate Rating Agency and that Interest Rate Rating Agency subsequently increases its rating on the notes to any of the threshold ratings set forth above, the annual interest rate on the notes will be decreased such that the annual interest rate equals the interest rate set forth on the cover page of this prospectus supplement plus the percentage set forth opposite the rating in effect immediately following the increase in the table above; provided, that if Moody’s or any Substitute Rating Agency subsequently increases its rating on the notes to “Ba1” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the notes to “BB+” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the annual interest rate on the notes will be decreased to the interest rate set forth on the cover page of this prospectus supplement.

No adjustment in the interest rate on the notes shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating. If at any time less than two Interest Rate Rating Agencies provide a rating on the notes, we will use commercially reasonable efforts to obtain a rating on the notes from another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, to the extent one exists, and if another nationally recognized statistical rating organization rates the notes (such organization, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the annual interest rate on the notes pursuant to the table above:

•	such Substitute Rating Agency will be substituted for the last Interest Rate Rating Agency to provide a rating on the notes but which has since ceased to provide such rating;

•

the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table; and

•

the annual interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate set forth on the cover page of this prospectus supplement plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table above (taking into account the provisions of the second bullet point above).

For so long as:

•

only one Interest Rate Rating Agency provides a rating on the notes, any increase or decrease in the interest rate on the notes necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the table above; and

•

no Interest Rate Rating Agency provides a rating on the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth on the cover page of this prospectus supplement.

In no event will:

•	the annual interest rate on the notes be reduced below the interest rate set forth on the cover page of this prospectus supplement; or

•	the annual interest rate on the notes exceed 2.00% above the interest rate set forth on the cover page of this prospectus supplement.

Each adjustment required by any decrease or increase in a rating set forth above by any Interest Rate Rating Agency shall be made independent of (and in addition to) any and all other adjustments by any other Interest Rate Rating Agency. Any interest rate increase or decrease described above will take effect on the next business day following the date such rating change occurs.

The interest rates on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Interest Rate Rating Agency) if the notes become rated “Baa1” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “BBB+” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if rated by only one Interest Rate Rating Agency, in each case with a stable or positive outlook.

“Interest Rate Rating Agency” means each of Moody’s and S&P or, in either case, if applicable, any Substitute Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described under “—Optional Redemption” above, each holder of the notes will have the right to require us to purchase some or all of such holder’s notes pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following any Change of Control Triggering Event, or at our option, prior to any Change of Control but after public announcement of the pending Change of Control, we will be required to send a notice to each holder of the notes by first class mail, with a copy to the trustee. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control occurring on or prior to the Change of Control Payment Date.

Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to:

•	surrender their notes to the paying agent on the address specified in the notice, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed; or

•

transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion, the following definitions apply:

“Capital Stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Brunswick or one of our subsidiaries;

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

•

we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

•	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

•	the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement of the Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change. Unless at least one Rating Agency is providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who:

•	was a member of such Board of Directors on the first date that any of the notes were issued; or

•

was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Rating Agencies” means:

•	each of Moody’s and S&P; and

•

if any of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by us as a replacement for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Book-Entry System

We will issue the notes in the form of one or more permanent global notes in definitive, fully registered form. The global note will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•

DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•

Direct participants include securities brokers and dealers (including certain of the underwriters), banks, trust companies, clearing corporations and other organizations, including Euroclear Bank S.A./ N.V., as operator of Euroclear System, and Clearstream Banking, société anonyme;

•

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory, Inc. (as successor to the National Association of Securities Dealers, Inc.;

•

Access to the DTC system is also available to other indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly; and

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we, the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

Upon deposit of the global note with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global note; and

•

Ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of notes take physical delivery of those notes in the form of a certificate. For that reason, it may not be possible to transfer interests in a global note to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive note in respect of that interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as described below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive the notes in the form of a physical certificate and will not be considered the owners or holders of the notes under the indenture or under the notes, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global note must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s records relating to the notes or relating to payments made by DTC on account of the notes, or any responsibility to maintain, supervise or review any of DTC’s records relating to the notes.

We will make payments on the notes represented by the global note to DTC or its nominee, as the registered owner of the notes. We expect that when DTC or its nominee receives any payment on the notes represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global note as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global note held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Payments on the notes represented by the global note will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

If DTC is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue notes in definitive form in exchange for the global note. In addition, we may at any time request that the notes no longer be represented by the global note. In such event, DTC will notify the participants of our request, but definitive notes will only be issued if so requested by the participants. In either instance, an owner of a beneficial interest in the global note will be entitled to have notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as a beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

•	an event of default under the indenture occurs and is continuing and DTC requests the issuance of certificated notes.

Additional Terms

For important additional information about the notes, see “Description of Debt Securities” in the accompanying prospectus. That information includes:

•	a description of covenants in the indenture limiting secured debt; sale and leaseback transactions; and mergers, consolidations and sales, transfers or leases of assets;

•	a description of events of default under the indenture; and

•	additional information on the indenture and the terms of the notes.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of Illinois.

Concerning the Trustee

We have a $500.0 million long-term revolving credit agreement with a group of banks, including The Bank of New York Mellon, an affiliate of The Bank of New York Mellon Trust Company, N.A. In addition, we have customary banking and trust relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates.

UNDERWRITING

We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$64,375,000
Banc of America Securities LLC	64,375,000
J.P. Morgan Securities Inc.	64,375,000
Greenwich Capital Markets, Inc.	18,125,000
Morgan Stanley & Co. Incorporated	12,500,000
Deutsche Bank Securities Inc.	8,750,000
SunTrust Robinson Humphrey, Inc.	8,750,000
Wells Fargo Securities, LLC	8,750,000

Total	$250,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.525% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.400% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $785,000 and will be payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they currently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and certain of their affiliates have performed investment banking, advisory and general financing services, including commercial banking services, for us from time to time for which they have received customary fees and expenses. The underwriters and certain of their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, the underwriters are lenders under our revolving credit facility. We believe that the fees and commissions paid in respect of participation in the credit facilities were customary for borrowers with a credit profile similar to ours, for a similar-size financing and for borrowers in our industry.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Lloyd C. Chatfield II, our General Counsel, and by Sidley Austin LLP, Chicago, Illinois, and for the underwriters by Latham & Watkins LLP, Chicago, Illinois.

EXPERTS

The audited consolidated financial statements and schedule of Brunswick Corporation included in Brunswick Corporation’s Annual Report for the year ended December 31, 2007, and the effectiveness of Brunswick Corporation’s internal control over financial reporting as of December 31, 2007, incorporated by reference herein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference indicated in their reports with respect to the audited financial statements and schedule, and are included herein in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

PROSPECTUS

BRUNSWICK CORPORATION

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

DEPOSITORY SHARES

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

WARRANTS

HYBRID SECURITIES COMBINING ELEMENTS OF THE FOREGOING

We may offer and sell from time to time, any of the securities listed above, in one or more series.

This prospectus contains a general description of the securities that we may offer for sale. The specific terms of the securities will be contained in one or more supplements to this prospectus. Read this prospectus and any supplement carefully before you invest.

Investing in our securities involves risk. See “Risk Factors” in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “BC”.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement or other offering materials.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2008.

i

ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any related prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on Brunswick Corporation and its financial statements.

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. The securities may be sold for United States dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in United States dollars or foreign-denominated currency or currency units as specified in the applicable prospectus supplement.

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus or, if applicable, any other offering materials we may provide you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, the accompanying prospectus supplement or any other offering materials is accurate only as of the date on their respective covers, and you should assume that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

All references to “Brunswick,” the “Company,” “our,” “us” and “we” in this prospectus mean Brunswick Corporation and its wholly owned subsidiaries and other entities controlled by Brunswick Corporation except where it is clear from the context that the term means only the issuer, Brunswick Corporation.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus are incorporated by reference into and are deemed to be a part of this prospectus from the date of filing of those documents; provided, however, that we are not incorporating by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC.

The following documents, which we have filed with the Securities and Exchange Commission, are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2007, filed February 22, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 29, 2008, filed May 1, 2008 and June 28, 2008, filed July 29, 2008; and

•

Current Reports on Form 8-K filed January 22, 2008, May 14, 2008, Items 2.05 and 2.06 of our Current Report on Form 8-K filed June 26, 2008 and Current Reports on Form 8-K filed July 23, 2008 and August 8, 2008.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from us upon your request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus are not themselves specifically incorporated by reference into this prospectus, then the exhibits will not be provided.

Requests for documents relating to us should be directed to:

Lloyd C. Chatfield II

Brunswick Corporation

1 N. Field Ct.

Lake Forest, Illinois 60045-4811

(847) 735-4700

WHERE YOU CAN FIND MORE INFORMATION

We have filed reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Call the SEC at 1-800-SEC-0330 for further information. The SEC also maintains a website that contains reports, proxy statements and other information about us. The address of the SEC website is http://www.sec.gov. You may also inspect reports, proxy statements and other information concerning us at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and The Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605. Information about us, including our SEC filings, is also available on our Internet site at http://www.brunswick.com. However, the information on our Internet site is not part of this prospectus or any accompanying prospectus supplements or other offering materials.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain, and any related prospectus supplements, other offering materials and documents deemed to be incorporated by reference herein or therein may contain, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements may include words such as “expect,” “anticipate,” “believe,” “may,” “should,” “could,” “estimate” and similar terms. These statements involve certain risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements. See “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. These risks include, but are not limited to:

•

the effect of: (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment and products;

•	the ability to successfully complete restructuring efforts in the timeframe and cost anticipated;

•	the ability to amend or maintain credit facilities on terms favorable to the company;

•	the ability of the company’s operations to generate expected financial results and levels of cash flow;

•	the ability to transition and ramp up certain manufacturing operations within time and budgets allowed;

•	the success of marketing and cost management programs;

•	the effect of interest rates and fuel prices on demand for marine products;

•	the ability to successfully manage pipeline inventories;

•

the financial strength of dealers, distributors and independent boat builders, their ability to obtain financing for the purchase of company products, and their ability to meet their payment obligations to the company and their third-party financing sources as those obligations become due;

•	the ability to meet repurchase and recourse obligations to third parties arising out of dealer defaults;

•	the ability to comply with all financial covenants and other obligations set forth in the Brunswick Acceptance Company joint venture documents;

•	the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders;

•	the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners;

•	the success of global sourcing and supply chain initiatives;

•	the effect of higher product prices due to technology changes and added product features and components on consumer demand;

•	the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities;

•	the ability to maintain market share, particularly in high-margin products;

•	the success of new product introductions;

•	the ability to maintain product quality and service standards expected by customers;

•	competitive pricing pressures;

•	the ability to develop cost-effective product technologies that comply with regulatory requirements;

•	the ability to successfully develop and distribute products differentiated for the global marketplace;

•	shifts in currency exchange rates;

•	adverse foreign economic conditions;

•	the ability to repay or refinance existing indebtedness when it becomes due;

•	the effect of the downturn in the U.S. economy on the company’s suppliers and the company’s ability to obtain components and raw materials;

•	increased competition from Asian competitors;

•	competition from new technologies;

•	the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; and

•	the effect of weather conditions on demand for marine products and retail bowling center revenues.

Additional factors that may cause risks and uncertainties include those discussed in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and may also include risk factors and other information discussed in other documents that are incorporated or deemed to be incorporated by reference in this prospectus.

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date they are made. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

DESCRIPTION OF BRUNSWICK

Brunswick, is a global manufacturer and marketer of recreation products including boats, marine engines, fitness equipment and bowling and billiards equipment. Brunswick’s boat offerings include fiberglass pleasure boats; luxury sportfishing convertibles and motoryachts; offshore fishing boats; aluminum fishing, deck and pontoon boats; rigid inflatable boats; and marine parts and accessories. The Company’s engine products include outboard, sterndrive and inboard engines; trolling motors; propellers; marine dealer management systems; and engine control systems. Brunswick’s fitness products include both cardiovascular and strength training equipment. Brunswick’s bowling offerings include products such as capital equipment, aftermarket and consumer products; and billiards offerings include billiards tables and accessories, Air Hockey tables and foosball tables. The Company also owns and operates Brunswick bowling centers in the United States and other countries, and retail billiards stores in the United States.

We are a Delaware corporation and our principal offices are located at 1 N. Field Ct., Lake Forest, Illinois, 60045-4811 and our telephone number is (847) 735-4700.

BRUNSWICK BOAT GROUP

The Brunswick Boat Group (“Boat Group”) manufactures and markets fiberglass pleasure boats, luxury sportfishing convertibles and motoryachts, offshore fishing boats, aluminum fishing, pontoon and deck boats; manufactures and distributes marine parts and accessories; and offers marine dealer management systems.

The Boat Group manages most of Brunswick’s boat brands, evaluates and enhances the Company’s boat portfolio, expands the Company’s involvement in recreational boating services and activities to enhance the consumer experience and dealer profitability, and speeds the introduction of new technologies into boat manufacturing processes.

The Boat Group is comprised of the following boat brands: Albemarle, Cabo and Hatteras luxury sportfishing convertibles and motoryachts; Sea Ray and Sealine yachts, sport yachts, cruisers and runabouts; Bayliner and Maxum cruisers and runabouts; Meridian motoryachts; Boston Whaler, Triton and Trophy fiberglass fishing boats; Crestliner, Harris, Lowe, Lund, Princecraft and Triton aluminum fishing, pontoon and deck boats; and Kayot deck and runabout boats. The Boat Group also includes Integrated Dealer Systems, a leading developer of management systems for dealers of marine products and recreational vehicles; a commercial and governmental sales unit that sells products to the United States Government, state, local and foreign governments, and commercial customers; and several brands comprising its boat parts and accessories business, including Attwood and Land ‘N’ Sea. The Boat Group procures most of its outboard engines, gasoline sterndrive engines and gasoline inboard engines from Brunswick’s Marine Engine segment. The Boat Group also purchases a portion of its diesel engines from Cummins MerCruiser Diesel Marine LLC (“CMD”), a joint venture of Brunswick’s Mercury Marine division with Cummins Marine, a division of Cummins Inc.

MERCURY MARINE GROUP

Mercury Marine Group (“Mercury Marine”) manufactures and markets a full range of sterndrive propulsion systems, inboard engines, outboard engines and water jet propulsion systems under the Mercury, Mercury MerCruiser, Mariner, Mercury Racing, Mercury SportJet and Mercury Jet Drive brand names. In addition, Mercury Marine manufactures and markets engine parts and Marine accessories under the Quicksilver, Mercury Precision Parts, Mercury Propellers and Motorguide brand names, including marine electronics and control integration systems, steering systems, instruments, controls, propellers, trolling motors, service aids and marine lubricants. Mercury Marine’s sterndrive and inboard engines, outboard engines and water jet propulsion systems are sold either to independent boat builders; local, state or foreign governments; or to the Boat Group. In addition, Mercury Marine’s outboard engines and parts and accessories are sold to end-users through a global network of approximately 7,000 marine dealers and distributors, specialty marine retailers and marine service centers.

Mercury Marine, through its joint venture, CMD, supplies integrated diesel propulsion systems to the worldwide recreational and commercial marine markets, including the Boat Group. Mercury Marine’s operations also include MotoTron, a designer and supplier of sophisticated engine control and vehicle networking systems.

Mercury Marine manufactures two-stroke OptiMax outboard engines ranging from 75 to 350 horsepower, all of which feature Mercury Marine’s direct fuel injection technology, as well as four-stroke outboard engine models ranging from 2.5 to 350 horsepower. All of these low-emission engines are in compliance with U.S. Environmental Protection Agency requirements, which required a 75 percent reduction in outboard engine emissions over a nine-year period, ending with the 2006 model year. Mercury Marine’s four-stroke outboard engines include Verado, a series of supercharged outboards ranging from 135 to 350 horsepower, and Mercury’s naturally aspirated four-stroke outboards, which are based on Verado technology, ranging from 75 to 115 horsepower.

To promote advanced propulsion systems with improved handling, performance and efficiency, Mercury Marine, both directly and through its joint venture, CMD, has introduced and is continuing to develop engines and propulsion systems under the brand names of Zeus, Axius and MerCruiser 360.

FITNESS SEGMENT

Brunswick’s Fitness segment is comprised of its Life Fitness division (“Life Fitness”), which designs, manufactures and markets a full line of reliable, high-quality cardiovascular fitness equipment (including treadmills, total body cross-trainers, stair climbers and stationary exercise bicycles) and strength-training equipment under the Life Fitness, Hammer Strength and ParaBody brands.

The Company’s Fitness segment manufactures commercial fitness equipment and high-end consumer fitness equipment. Life Fitness’ commercial sales are primarily to private health clubs and fitness facilities operated by professional sports teams, the military, governmental agencies, corporations, hotels, schools and universities. Commercial sales are made to customers either directly, through domestic dealers or through international distributors. Consumer products are sold through specialty retailers and on Life Fitness’ website.

During 2007, Life Fitness launched its Elevation series of commercial cardiovascular training equipment in the United States. These new Elevation series treadmills and elliptical cross-trainers deliver state of the art styling and feature seamless iPod integration through their consoles. In addition, Life Fitness introduced a number of other new fitness products during 2007, including consumer elliptical cross-trainers, treadmills and home gym products, as well as additional commercial selectorized and core strength-training equipment.

BOWLING & BILLIARDS SEGMENT

The Bowling & Billiards segment is comprised of the Brunswick Bowling & Billiards division (“BB&B”). BB&B is a full-line designer, manufacturer and marketer of bowling products, including bowling balls and bowling pins, aftermarket products and parts, and capital equipment, which includes bowling lanes, automatic pinsetters, ball returns, furniture units, and scoring and center management systems. Through licensing arrangements, BB&B also offers an array of bowling consumer products, including bowling shoes, bags and accessories. BB&B also designs and markets a full line of high-quality consumer billiards tables, Air Hockey table games, foosball tables and related accessories.

BB&B operates 105 bowling centers in the United States, Canada and Europe. BB&B bowling centers offer bowling and, depending on size and location, the following activities and facilities: billiards, video, redemption and other games of skill, laser tag, pro shops, meeting and party rooms, restaurants and cocktail lounges. Substantially all of the North American and European BB&B bowling centers offer Cosmic Bowling, an enhanced form of bowling with integrated sound systems and glow-in-the-dark effects. As of June 28, 2008, 45 of BB&B’s bowling centers have been converted into Brunswick Zones, which are modernized bowling centers that offer an array of family-oriented entertainment activities. The entertainment offerings available at Brunswick

Zones are designed to appeal to a broad audience, including families and other recreational bowlers, as well as traditional league bowlers. BB&B has further enhanced the Brunswick Zone concept with expanded Brunswick Zone family entertainment centers, branded Brunswick Zone XL, which are approximately 50 percent larger than typical Brunswick Zones and feature multiple-venue entertainment offerings such as laser tag games and expanded game rooms, and are ideal for customer events such as child and adult birthday parties, team building events and corporate parties. As of June 28, 2008, BB&B operated ten Brunswick Zone XL centers, located in the Chicago, Denver, Minneapolis, Philadelphia, Phoenix and St. Louis markets.

BB&B’s billiards business was established in 1845 and is Brunswick’s oldest enterprise. BB&B designs and markets billiards tables, balls and cues, as well as billiards furniture and related accessories, under the Brunswick and Contender brands. These products are sold worldwide in both commercial and consumer billiards markets. BB&B also operates Valley-Dynamo, a manufacturer of consumer billiards and coin-operated pool tables, Air Hockey table games and foosball tables.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including repaying, repurchasing or redeeming existing debt, expanding existing businesses, acquiring businesses and investing in other business opportunities. Pending such use, we may temporarily invest the net proceeds in short-term interest-bearing investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 28, 2008		Year Ended December 31,
			2007		2006		2005		2004		2003
Ratio of earnings to fixed charges(1)	1.0	x	2.0	x	4.5	x	7.9	x	6.9	x	4.5	x

(1)

For computation of the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges to earnings from continuing operations before income taxes and dividends received from equity affiliates, then deducting the undistributed earnings of affiliates. Fixed charges consist of interest expense, estimated interest portion of rental expense and capitalized interest.

GENERAL DESCRIPTION OF SECURITIES

We may offer under this prospectus: debt securities; common stock; preferred stock; depository shares; stock purchase contracts; stock purchase units; warrants to purchase debt securities, common stock or preferred stock; or any combination of the foregoing, either individually or as units consisting of two or more securities.

The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

Our debt securities are to be issued under an indenture dated as of March 15, 1987 (the “Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), a copy of which is incorporated by reference into this registration statement as an exhibit. The following section is a summary of certain provisions of the Indenture. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions in the Indenture of certain terms. We encourage you to read the indenture and our debt securities for provisions that may be important to you.

Wherever this summary refers to particular sections or defined terms of the Indenture, it is intended that such sections or defined terms shall be incorporated into this prospectus by reference. All capitalized terms included in this summary shall have the same meanings specifically set forth in the Indenture, which are generally summarized below under the heading “Definitions of Certain Terms”. For purposes of this description, references to “the Company,” “Brunswick,” “we,” “our,” and “us” refer only to Brunswick Corporation and not its subsidiaries.

Our debt securities may be issued as part of a stock purchase unit. Stock purchase units are summarized in this prospectus under the heading “Description of Stock Purchase Contracts and Stock Purchase Units”.

GENERAL

The Indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities and provides that debt securities may be issued from time to time in one or more series. The Indenture provides that debt securities will be issued in fully registered form in denominations which may be specified for each particular series, if other than denominations of $1,000 and integral multiples of $1,000 or the equivalent of $1,000 in a foreign-denominated currency. Under the Indenture, debt securities will be unsecured and will rank pari passu with our other unsecured and unsubordinated Indebtedness.

Unless otherwise described in the prospectus supplement relating to the debt securities of any particular series, there are no covenants or provisions contained in the Indenture that may afford the holders of our debt securities protection in the event of a highly leveraged transaction involving us. Any such highly leveraged transaction may adversely affect holders of our debt securities.

We will set forth in a prospectus supplement, including any pricing supplement or term sheet, the following terms of the debt securities, if applicable:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the debt securities will be sold;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates at which the debt securities will bear interest, if any, and the date from which any such interest will accrue;

•	the times at which any such interest will be payable and any regular record dates;

•

the terms and conditions, if any, on which a particular series of debt securities shall be convertible into or exchangeable for, shares of any class or classes of our capital stock or other securities or securities of a third party, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and whether such conversion is mandatory or optional;

•	the currency or currencies for which debt securities may be purchased and currency or currencies in which principal of and any interest on the debt security may be payable;

•

if the currency for which debt securities may be purchased, or in which principal of and interest on the debt securities may be payable is at the purchaser’s election, the manner in which such an election may be made;

•

the dates, if any, on which, and the price or prices at which, the debt securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by us and other detailed terms and provisions of any such sinking funds;

•

the date, if any, after which, and the price or prices at which, the debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or that of the holder of our debt security, and other detailed terms and provisions of any such optional redemption; and

•	any other terms of the debt securities.

Unless otherwise indicated in the prospectus supplement relating to a particular series of the debt securities, principal, interest and premium, if any, will be payable at offices or agencies that we will maintain in Chicago, Illinois, the Borough of Manhattan in the City and State of New York and such other place or places as we may designate pursuant to the provisions of the Indenture; provided that, at our option, payment of any interest may be made by check mailed to the address of the Person entitled to the interest as it appears in the security register. Debt securities may be presented for registration of transfer or exchange at the office of the trustee in the Borough of Manhattan and at such other place or places as we may designate pursuant to the provisions of the Indenture.

Debt securities may be issued under the Indenture as original issue discount debt securities to be offered and sold at a substantial discount from the principal amount of the debt security. Special United States federal income tax, accounting and other considerations applicable to the debt securities will be described in the prospectus supplement relating to any such original issue discount debt securities.

RESTRICTIONS ON SECURED DEBT

The Indenture provides that we will not, and we will not cause or permit a Restricted Subsidiary to, incur, issue, assume or guarantee any Secured Debt unless the debt securities will be secured by any Mortgage which secures such Secured Debt, so long as such Secured Debt or any other Indebtedness, except for the debt securities, secured by such Mortgage shall exist, equally and ratably with, or prior to, any and all other obligations and indebtedness which shall be so secured. The foregoing restrictions do not apply if after giving effect to all such Secured Debt, the aggregate amount of such Secured Debt would not exceed 10 percent of Consolidated Net Tangible Assets. The aggregate Attributable Debt of the Sale and Leaseback Transactions in existence at that time (excluding Sale and Leaseback Transactions the proceeds of which shall have been or will be used to retire Funded Debt which is not subordinate and junior in right of prior payment to debt securities issued under the Indenture) shall be included along with the aggregate amount of Secured Debt for the purposes of the computation in the immediately preceding sentence.

In addition, the restriction in the immediately preceding paragraph will not apply to the following and the following will be excluded from constituting Secured Debt in any computation described in the immediately preceding paragraph:

•

any Mortgage on any property hereafter acquired or constructed by us or a Restricted Subsidiary to secure or provide for the payment of all or any part of the purchase price or construction cost of such property, including, but not limited to, any indebtedness incurred by us or a Restricted Subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price of such property or construction or improvements on the property;

•	the acquisition of property subject to any Mortgage upon such property existing at the time of acquisition of the property, whether or not assumed by us or such Restricted Subsidiary;

•	any Mortgage existing on the property, outstanding shares of capital stock or indebtedness, of a corporation at the time such corporation becomes a Restricted Subsidiary;

•

Mortgages on property or shares of capital stock or indebtedness of a corporation existing at the time such corporation is merged with or consolidated into us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us or a Restricted Subsidiary (provided, however, that no such Mortgage shall extend to any other of our property or such Restricted Subsidiary’s property prior to such acquisition or to other property thereafter acquired other than additions or improvements to such acquired property);

•

Mortgages on our property or a Restricted Subsidiary’s property in favor or at the request of the United States of America or any state of the United States, or any department, agency or instrumentality or political subdivision of the United States of America or any state of the United States (including Mortgages to secure indebtedness of the pollution control or industrial revenue bond type), in order to permit us or a Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of any of the foregoing, or to secure partial, progress, advance or other payments pursuant to any tender, bid, contract, regulation or statute, or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgages;

•	any Mortgage on any property or assets of any Restricted Subsidiary to secure indebtedness owing by it to us or to a Restricted Subsidiary;

•	any Mortgage existing on March 15, 1987;

•

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage permitted by the foregoing, inclusive; provided, however, that the principal amount of Secured Debt secured by such Mortgage shall not exceed the principal amount of Secured Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the property which secured the Mortgage so extended, renewed or replaced and additions or improvements to such property;

•

carriers’, warehousemen’s, landlords’, mechanics’ and materialmen’s Mortgages incurred in the ordinary course of our business or a Restricted Subsidiary for sums not yet due or being contested in good faith;

•

Mortgages for taxes or assessments or governmental charges or levies on property owned by us or any of our Restricted Subsidiaries, if such taxes, assessments, governmental charges or levies shall not at the time be due and payable, or if the same thereafter can be paid without penalty, or if the same are being contested in good faith;

•

Mortgages to secure payment of worker’s compensation, customs duties or insurance premiums, to secure (or in lieu of) customs, surety or appeal bonds, and for purposes similar to any of the above in the regular course of business; and

•	Mortgages created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith.

RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS

The Indenture provides that we will not, and we will not permit any Restricted Subsidiary to, enter into a Sale and Leaseback Transaction unless either (1) we or such Restricted Subsidiary would be entitled, pursuant to the provisions outlined in “Restrictions on Secured Debt,” to incur Secured Debt in an amount equal to the Attributable Debt of such Sale and Leaseback Transaction without equally and ratably securing the debt securities, or (2) we or such Restricted Subsidiary, within 120 days, apply an amount (which amount shall equal the greater of (a) the net proceeds of the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction or (b) the fair value of such property at the time of entering into such Sale and Leaseback Transaction as determined by our board of directors) to the retirement (other than any mandatory retirement) of the Funded Debt as shown on our and our Restricted Subsidiaries’ most recent consolidated balance sheet, which

Funded Debt, in our case, is not subordinated and junior in the right of payment to the prior payment of the debt securities of any series. In lieu of applying all or any part of such amount to the retirement of Funded Debt, we, at our option, may reduce the amount which we shall be required to apply to such retirement by (1) delivering to the Trustee debt securities theretofore purchased or otherwise acquired by us or (2) receiving credit for debt securities theretofore redeemed at our option or redeemed through optional sinking fund payments, which debt securities have not previously been made the basis for the reduction of a mandatory sinking fund payment. In such event, the amount by which the Funded Debt must be retired will be reduced by an amount equal to the aggregate principal amount of such debt securities referred to in the preceding sentence. Any debt securities which shall have been made the basis for a reduction in the amount of Funded Debt required to be retired shall not be available as a credit against mandatory sinking fund payments.

RESTRICTIONS ON MERGER, CONSOLIDATION AND SALE, TRANSFER OR LEASE OF ASSETS

The Indenture provides that we shall not consolidate with or merge into any other corporation, or sell, transfer or lease our properties and assets substantially as an entirety to any Person, nor may any other Person consolidate with or merge into us, or sell or transfer or lease its properties and assets substantially as an entirety to us, unless (i) the Person, if other than us, formed by or resulting from any such consolidation or merger or which shall have purchased, received the transfer of, or leased, such property and assets shall be a corporation organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia and shall expressly assume, by a supplemental indenture, the payment of the principal of, premium, and interest, in each case if any, on all the debt securities and the performance and observance of the covenants of the Indenture, (ii) immediately thereafter no event of default and no event which after notice or lapse of time, or both, would become an event of default shall have happened or be continuing, and (iii) if, as a result of consolidation, merger, sale, transfer or lease, properties or assets of ours would become subject to any Mortgage not permitted under the covenant described above under “Restrictions on Secured Debt,” we shall cause the outstanding debt securities to be secured equally and ratably with, or prior to, such Mortgage. Notwithstanding the provisions summarized in this paragraph, we may, without complying with such provisions, sell, transfer or lease all of our property and assets to another corporation organized and existing under the laws of the United States of America or any state of the United States or the District of Columbia if, immediately after giving effect to such sale, transfer or lease and the receipt of the consolidation, such corporation is one of our wholly owned Restricted Subsidiaries and we would be permitted under the Indenture to incur at least $1 of Secured Debt under the covenant described above under “Restrictions on Secured Debt.”

EVENTS OF DEFAULT

The Indenture defines the following as events of default with respect to any series of debt securities:

•	a default for 30 days in payment of any interest installment due on the debt securities of such series, and continuance of such default for a period of 30 days;

•	a default in payment of principal or premium, if any, on any of the debt securities of such series or in making any mandatory sinking fund payment with respect to debt securities of such series;

•

a default in performance of any other covenant in the debt securities of such series or in the Indenture (to the extent applicable to such series of debt securities) for 60 days after notice to us by the trustee, or to us and the trustee by the holders of at least 25 percent in aggregate principal amount of our outstanding debt securities of such series;

•	certain events of our bankruptcy, insolvency and reorganization; or

•	such additional events of default as may be established with respect to the debt securities of any series in the manner provided in the Indenture.

If an event of default occurs and is continuing, the Trustee or the holders of at least 25 percent of the aggregate principal amount of our outstanding debt securities of such series may declare the principal of all the debt securities of such series to be due and payable immediately. Prior to any declaration accelerating the maturity of any debt securities, the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series may waive such default, except a default in the payment of principal of, or premium, if any, or interest on such debt securities.

The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by holders of the debt securities of any series before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture also provides that the holders of a majority of the aggregate principal amount of our outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series, subject to certain exceptions.

The Indenture contains a covenant that we will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.

MODIFICATION OF THE INDENTURE

The Indenture permits us and the Trustee, without the consent of the holders of any outstanding debt securities, to execute supplemental indentures for the following purposes:

•	to establish the form and terms of any new series of debt securities;

•	to provide for a successor to us under the Indenture;

•	to add covenants for the protection of holders of the debt securities of any series;

•

to cure any ambiguity or to correct or supplement any provision in the Indenture or in any supplemental indenture that is defective or inconsistent with the Indenture or any supplemental indenture as shall not adversely affect the holders of any debt securities;

•	to provide for a successor trustee; or

•	to change any provisions of the Indenture to be effective only when no debt securities of any series entitled to the benefit of such provision are outstanding.

The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than 66-2/3 percent of the aggregate principal amount of our outstanding debt securities of any series that would be affected by any such supplemental indenture, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of our debt securities of such series, except that no such supplemental indenture may:

•	extend the fixed maturity of any debt security;

•	reduce the rate or extend the time of payment of any interest on a debt security;

•	reduce the principal amount of the debt security or any premium on the debt security;

•	extend the time of or reduce the amount of any mandatory sinking fund payment;

•	change the currency of payment of such debt security; or

•	impair the rights of the holder of such debt security to institute suit for the enforcement of any payment of principal, premium or interest, if any, on such debt security,

in each case without the consent of the holder of each such debt security so affected. Further, no such supplemental indenture may reduce the aforesaid percentage of debt securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all outstanding debt securities of such series.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

The Indenture provides that we, at our option:

•

will be discharged from any and all obligations in respect of the debt securities (except for certain obligations such as obligations to (a) register the transfer or exchange of debt securities, (b) replace stolen, lost or mutilated debt securities; and (c) maintain paying agencies) and after such discharge the holders of debt securities shall look only to the trustee for payment from the deposit in trust of the debt security; or

•

need not comply with certain restrictive covenants of the Indenture (including those described under “Restrictions on Secured Debt,” “Restrictions on Sale and Leaseback Transactions” and “Restrictions on Merger, Consolidation and Sale, Transfer or Lease of Assets”),

in each case if we deposit with the Trustee, in trust, money or U.S. Government Obligations (or, in the case of debt securities denominated in a foreign currency, Foreign Government Obligations), or any combination of U.S. Government Obligations and Foreign Government Obligations, which through the payment of interest on the debt security and principal of the debt security in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of and premium, if any, and interest on the debt securities on the dates such installments of interest or principal are due in accordance with the terms of the Indenture and the debt securities; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations (or Foreign Government Obligations) to the payment of such installments of principal of, and premium, if any, and interest with respect to the debt securities.

To exercise the option referred to in the first bullet of the preceding paragraph, we are required to deliver to the Trustee an opinion of outside counsel of nationally recognized standing or a ruling from or published by the United States Internal Revenue Service to the effect that the exercise of such option would not cause holders of debt securities to recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such option. To exercise the option referred to in the second bullet of the preceding paragraph, we are not required to deliver to the trustee an opinion of counsel or ruling to such effect.

DEFINITIONS OF CERTAIN TERMS

The following definitions are more fully set forth in article one of the Indenture:

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction at any particular time, the present value, discounted at a rate per annum (compounded semi-annually) equal to the effective weighted-average interest rate on the outstanding debt securities (calculated in accordance with the terms of the Indenture), of the obligation of the lessee for rental payments (calculated in accordance with generally accepted accounting principles) due during the remaining term of such lease (which may, if in accordance with generally accepted accounting principles, include any period for which such lease has been extended or may, at the option of the lessee, be extended). Such rental payments shall not include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges. In case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Current Liabilities” means the aggregate of our and our Restricted Subsidiaries’ current liabilities appearing on our and our Restricted Subsidiaries’ most recent available consolidated balance sheet, all in accordance with generally accepted accounting principles; but excludes any of our and our Restricted Subsidiaries’ obligations issued under a revolving credit agreement or other similar agreement if the obligation issued under such agreement matures by its terms within twelve months from the date of such agreement. This exclusion does not apply to obligations that may be renewed, extended, reborrowed or refunded at our or any of our Restricted Subsidiaries’ option for a term in excess of twelve months from the date of determination.

“Consolidated Net Tangible Assets” means Consolidated Tangible Assets after deduction of Consolidated Current Liabilities.

“Consolidated Tangible Assets” means the aggregate of all of our and our Restricted Subsidiaries’ assets (including the value of all existing Sale and Leaseback Transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with generally accepted accounting principles but excluding the value of assets or investment in any of our Unrestricted Subsidiaries) appearing on our and our Restricted Subsidiaries’ most recent available consolidated balance sheet at their net book values, after deducting related depreciation, amortization and other valuation reserves and excluding (a) any capital write-up resulting from reappraisals of assets or of other investments after March 15, 1987 (other than a write-up of any assets constituting part of the assets and business of another corporation made in connection with the acquisition, direct or indirect, of the assets and business of such other corporation), except as permitted in accordance with generally accepted accounting principles, (b) treasury stock, and (c) patent and trademark rights, goodwill, unamortized discounts and expenses and any other intangible items, all in accordance with generally accepted accounting principles.

“Foreign Government Obligations” means direct non-callable obligations of, or non-callable obligations guaranteed by, (a) a government other than that of the United States of America or (b) an agency of a government other than that of the United States of America for the payment of which obligations or guarantee the full faith and credit of such government is pledged.

“Funded Debt” of any corporation means any Indebtedness created, issued, incurred, assumed or guaranteed by such corporation, whether secured or unsecured, maturing more than one year after the date of determination of that Indebtedness or which may by its terms be reborrowed, refunded, renewed or extended to a time more than twelve months after the date of determination of that Indebtedness.

“Indebtedness” means (a) any obligation for borrowed money, (b) any obligation representing the deferred purchase price of property other than accounts payable arising in connection with the purchase of inventory or equipment on terms customary in the trade, (c) any obligation, whether or not assumed, secured by a Mortgage on, or payable out of the proceeds or production from, property now owned or hereafter acquired by the obligor, and (d) any obligation in respect of lease rentals which under generally accepted accounting principles would be shown on our and our Restricted Subsidiaries’ consolidated balance sheet as a liability item other than a current liability.

“Mortgage” means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of such government or agency.

“Principal Property” means any of our and our Restricted Subsidiaries’ manufacturing plants or other facilities, whether now owned or hereafter acquired, which, in the opinion of our board of directors, is of material importance to the business conducted by us and our Restricted Subsidiaries as a whole.

“Restricted Subsidiary” means (a) any Subsidiary other than an Unrestricted Subsidiary and (b) any Subsidiary which was an Unrestricted Subsidiary but which, subsequent to March 15, 1987, is designated by our board of directors to be a Restricted Subsidiary; provided, however, that we may not designate any such Subsidiary to be a Restricted Subsidiary if we would thereby breach any covenant contained in the Indenture (on the assumptions that any outstanding Secured Debt of such Subsidiary was incurred at the time of such designation and that any Sale and Leaseback Transaction to which such Subsidiary is then a party was entered into at the time of such designation).

“Sale and Leaseback Transaction” means the sale or transfer (except to us or one or more Restricted Subsidiaries) of any Principal Property owned or leased by us or any Restricted Subsidiary on a date which is more than 120 days after the later of (a) the date of acquisition of such Principal Property or (b) the date on which construction of such Principal Property shall have been completed and full operation of such Principal Property shall have commenced, with the intention of leasing back such Principal Property (except a lease for a term of no more than 3 years entered into with the intent that the use by us or such Restricted Subsidiary will be discontinued on or before the expiration of the 3-year term).

“Secured Debt” means any Indebtedness which is secured by a Mortgage on (a) any of our or our Restricted Subsidiaries’ Principal Property or on (b) any shares of capital stock or Indebtedness of any Restricted Subsidiary.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock of such corporation having ordinary voting power to elect a majority of directors of the corporation (irrespective of whether stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by us or by one or more of our Subsidiaries, or by us and one or more Subsidiaries.

“Unrestricted Subsidiary” means (a) any Subsidiary acquired or organized after March 15, 1987, except for any such Subsidiary which is a successor, directly or indirectly, to any Restricted Subsidiary, (b) any Subsidiary which may acquire recreation centers from us or any Restricted Subsidiary and which is principally engaged in the business of owning, leasing, operating or constructing recreation centers, (c) any Subsidiary the principal business and assets of which are located outside the United States of America, its territories and possessions, (d) Centennial Assurance Company Ltd., a Bermuda corporation, and (e) any Subsidiary substantially all the assets of which consist of stock or Indebtedness of a Subsidiary or Subsidiaries of the character described in clauses (a), (b) or (c), or identified in clause (d), in each case unless and until any such Subsidiary shall have been designated to be a Restricted Subsidiary pursuant to clause (b) of the definition of “Restricted Subsidiary”.

“U.S. Government Obligations” means direct non-callable obligations of, or non-callable obligations guaranteed by, (a) the United States of America or (b) an agency of the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged.

DESCRIPTION OF CAPITAL STOCK

GENERAL

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.75 per share, of which approximately 87,603,646 shares were issued and outstanding, as of July 25, 2008, and 12,500,000 shares of preferred stock, par value $0.75 per share, none of which are issued or outstanding.

COMMON STOCK

Each share of common stock is entitled to one vote at all meetings of stockholders for the election of directors and all other matters submitted to stockholder vote. The common stock does not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock can elect all the directors if they choose to do so. Dividends may be paid to the holders of common stock when, as and if declared by our board of directors out of funds legally available for paying dividends. Our common stock has no preemptive or similar rights. Upon the liquidation, dissolution or winding up of our affairs, any assets remaining after provision for payment of all liabilities would be distributed pro rata among holders of our common stock. The shares of common stock currently outstanding are fully paid and nonassessable. The shares of common stock outstanding are, and any shares of our common stock offered by this prospectus will be upon issuance against full payment of the purchase price of the common stock, fully paid and nonassessable.

Our certificate of incorporation contains provisions requiring, with some exceptions, any merger, consolidation, disposition of assets or similar business combination with a person who owns 5 percent or more of the shares of our stock entitled to vote in elections of our directors to be approved by the affirmative vote of the holders of two-thirds of the shares of our stock entitled to vote in elections of directors which are not beneficially owned by such person. The certificate of incorporation also requires, with some exceptions, that two independent experts conclude that the terms of any such merger, consolidation, disposition of assets or similar business combination are fair to unaffiliated stockholders and that the opinion of these experts be included in a proxy statement mailed to stockholders. The foregoing provisions may be amended only by the affirmative vote of the holders of two-thirds of the shares of common stock entitled to vote in the elections of our directors, excluding any shares held by a person who owns 5 percent or more of the outstanding shares.

Our certificate of incorporation:

•	divides our board of directors into three classes that serve staggered three-year terms;

•	sets the number of directors at not less than six and not more than 15;

•

permits the number of directors to be increased or decreased within the foregoing range by vote of 80 percent of the directors or the holders of 80 percent of the outstanding shares of our stock entitled to vote in elections of directors;

•	authorizes us to establish the procedures for advance notice for stockholder nominations of directors in our By-laws;

•

permits such nomination procedures to be amended only by vote of 80 percent of our directors or the holders of 80 percent of the outstanding shares of our common stock entitled to vote in elections of directors;

•	gives our board of directors the exclusive power to fill interim vacancies and to determine the qualifications of directors;

•	prohibits the removal of directors without cause;

•	requires that stockholder action be taken at a meeting of our stockholders, except for action by written consents of the holders of preferred stock authorized by our board of directors; and

•	requires the affirmative vote of the holders of 80 percent of our shares entitled to vote in elections of directors to amend the foregoing provisions.

PREFERRED STOCK

Under our certificate of incorporation, our board of directors may direct the issuance of up to 12,500,000 shares of our preferred stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by our board of directors pursuant to a certificate of designation without any further vote or action by our stockholders. Preferred stock, upon issuance against full payment of the purchase price for the preferred stock, will be fully paid and nonassessable. We may issue preferred stock as part of a stock purchase unit. Stock purchase units are summarized in this prospectus under “Description of Stock Purchase Contracts and Stock Purchase Units”. The specific terms of a particular series of our preferred stock will be described in the prospectus supplement relating to that series. The description of our preferred stock set forth below and the description of the terms of a particular series of our preferred stock set forth in the related prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series.

The applicable prospectus supplement will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of a series of preferred stock.

The rights, preferences, privileges and restrictions of our preferred stock of each series will be fixed by the certificate of designation relating to such series. A prospectus supplement, relating to each series, will specify the following terms of the preferred stock:

•	the maximum number of shares to constitute the series and the distinctive designation of the series;

•

the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

•

the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends on shares of the series that the holders of shares of the series shall be entitled to receive upon the redemption of the series;

•

the liquidation preference, if any, and any accumulated dividends on the series, that the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution or winding up of our affairs;

•

whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

•

the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of our capital stock or of a third party or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and whether such conversion is mandatory or optional;

•	the stated value of the shares of the series;

•	the voting rights, if any, of the shares of the series;

•	any or all other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of the series of preferred stock; and

•	any other terms of the series.

In the event of any voluntary liquidation, dissolution or winding up of our affairs, the holders of any series of any class of our preferred stock shall be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of our common stock or any other of our shares ranking junior to such series, the amounts fixed by our board of directors with respect to such series and set forth in the applicable prospectus supplement plus an amount equal to all dividends accrued and unpaid on the series to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of our affairs. After payment to our holders of the preferred stock of the full preferential amounts to which they are entitled, our holders of preferred stock, as such, shall have no right or claim to any of our remaining assets.

If liquidating distributions shall have been made in full to all holders of our preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of our capital stock ranking junior to our preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. The merger or consolidation of us into or with any other corporation, or the sale, lease or conveyance of all or substantially all of our assets, shall not constitute our dissolution, liquidation or winding up.

DESCRIPTION OF DEPOSITORY SHARES

GENERAL

We may offer depository receipts for depository shares, each of which will represent a fractional interest in a share of a particular series of a class of our preferred stock, as specified in the applicable prospectus supplement. Preferred stock of each series of each class represented by depository shares will be deposited under a separate deposit agreement among us, the preferred stock depository named in the deposit agreement and the holders from time to time of our depository receipts. Subject to the terms of the deposit agreement, each owner of a depository receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of our preferred stock represented by the depository shares evidenced by such depository receipt, to all the rights and preferences of the preferred stock represented by such depository shares (including dividend, voting, conversion, redemption and liquidation rights).

The depository shares will be evidenced by depository receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to the preferred stock depository, we will cause the preferred stock depository to issue, on our behalf, the depository receipts. Copies of the applicable form of deposit agreement and depository receipt may be obtained from us upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

The preferred stock depository will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of the depository receipts evidencing the related depository shares in proportion to the number of such depository receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depository.

In the event of a distribution other than in cash, the preferred stock depository will distribute property received by it to the record holders of depository receipts entitled to the property, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depository, unless the preferred stock depository determines that it is not feasible to make such distribution, in which case the preferred stock depository may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

Upon surrender of the depository receipts at the corporate trust office of the preferred stock depository (unless the related depository shares have previously been called for redemption), the holders of the depository receipts will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole shares of preferred stock and any money or other property represented by the depository shares evidenced by such depository receipts. Holders of depository receipts will be entitled to receive whole shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depository share as specified in the applicable prospectus supplement, but holders of such preferred stock will not thereafter be entitled to receive depository shares. If the depository receipts delivered by the holder evidence a number of depository shares in excess of the number of depository shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depository will deliver to such holder at the same time a new depository receipt evidencing such excess number of depository shares.

REDEMPTION OF DEPOSITORY SHARES

Whenever we redeem preferred stock held by the preferred stock depository, the preferred stock depository will redeem as of the same redemption date the number of depository shares representing the preferred stock so redeemed, provided we shall have paid in full to the preferred stock depository the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to noncumulative shares of preferred stock, dividends for the current dividend period only) of the preferred stock to the date fixed for redemption. The redemption price per depository share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If less than all the depository shares are to be redeemed, the preferred stock depository will select the depository shares to be redeemed by lot.

After the date fixed for redemption, the depository shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depository receipts evidencing the depository shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depository receipts were entitled upon such redemption upon surrender of the depository receipts to the preferred stock depository.

VOTING OF THE UNDERLYING PREFERRED STOCK

Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the preferred stock depository will mail the information contained in such notice of meeting to the record holders of the depository receipts evidencing the depository shares which represent such preferred stock. Each record holder of depository receipts evidencing depository shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depository as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depository shares. The preferred stock depository will vote the amount of preferred stock represented by such depository shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depository in order to enable the preferred stock depository to do so. The preferred stock depository will abstain from voting the amount of preferred stock represented by such depository shares to the extent it does not receive specific instructions from holders of our depository receipts evidencing such depository shares.

LIQUIDATION PREFERENCE

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of our depository receipts will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depository share evidenced by such depository receipt, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

The depository shares, as such, are not convertible into our common stock or any of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depository shares, the depository receipts may be surrendered by depository receipt holders to the preferred stock depository with written instructions to the preferred stock depository instructing us to cause conversion of our preferred stock represented by the depository shares evidenced by such depository receipts into whole shares of common stock, other preferred stock or other shares of our capital stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect of such instructions, we will cause the conversion of the preferred stock represented by depository shares utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depository shares evidenced by a depository receipt are to be converted in part only, one or more new depository receipts will be issued for any depository shares not to be converted. No fractional shares of our common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

The form of depository receipt evidencing the depository shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depository. However, any amendment that materially and adversely alters the rights of the holders of depository receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of our depository shares evidenced by the depository receipts then outstanding.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depository if a majority of the holders of each class of our depository shares affected by such termination consents to such termination, whereupon the preferred stock depository shall deliver or make available to each holder of depository receipts, upon surrender of the depository receipts held by such holder, such number of whole or fractional shares of our preferred stock as are represented by the depository shares evidenced by such depository receipts. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depository shares shall have been redeemed;

•

there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of us and such distribution shall have been distributed to the holders of depository receipts evidencing the depository shares representing such preferred stock; or

•	each related share of preferred stock shall have been converted into our capital stock not so represented by depository shares.

CHARGES OF PREFERRED STOCK DEPOSITORY

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depository in connection with the performance of its duties under the deposit agreement. However, holders of our depository receipts will pay the fees and expenses of the preferred stock depository for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITORY

The preferred stock depository may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depository. Any such resignation or removal shall take effect upon the appointment of a preferred stock depository successor. A preferred stock depository successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

The preferred stock depository will forward to holders of our depository receipts any reports and communications from us that are received by the preferred stock depository with respect to the related preferred stock.

Neither we nor the preferred stock depository will be liable if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depository under the deposit agreement will be limited to performing our respective duties under the deposit agreement in good faith and without gross negligence or willful misconduct, and neither we nor the preferred stock depository will be obligated to prosecute or defend any legal proceeding in respect of any depository receipts, depository shares or preferred stock represented by the depository shares unless satisfactory indemnity is furnished. We and the preferred stock depository may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock represented by the depository shares for deposit, holders of depository receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

If the preferred stock depository shall receive conflicting claims, requests or instructions from any holders of depository receipts, on the one hand, and us, on the other hand, the preferred stock depository shall be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected by us at the time of issue, which debt warrant agreement may include or incorporate by reference standard debt securities warrant provisions substantially in the form of the standard debt securities warrant provisions incorporated into this registration statement by reference.

GENERAL

The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any securities offered by any prospectus supplement and may be attached to or separate from such securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

•	a discussion of certain United States federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

Warrantholders do not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, or interest on, the debt securities or to enforce any of the covenants of the debt securities or the Indenture except as otherwise provided in the Indenture.

EXERCISE OF DEBT WARRANTS

Our debt warrants may be exercised by surrendering to our debt warrant agent the debt warrant certificate with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and signed by the warrantholder or its duly authorized agent (such signature(s) to be guaranteed by a bank or trust company, a broker or dealer which is a member of the Financial Industry Regulatory Authority (“FINRA”, formerly, the National Association of Securities Dealers, Inc.) or by a national securities exchange), indicating the warrantholder’s election to exercise all or a portion of the debt warrants evidenced by the certificate. Surrendered debt warrant certificates shall be accompanied by payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If fewer than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF THE WARRANTS TO PURCHASE

COMMON STOCK OR PREFERRED STOCK

The following statements with respect to the common stock warrants and preferred stock warrants (collectively, the stock warrants) are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by us and a stock warrant agent to be selected at the time of issue, which stock warrant agreement may include or incorporate by reference standard stock warrant provisions substantially in the form of the standard stock warrant provisions incorporated into this registration statement by reference.

GENERAL

Our stock warrants, evidenced by stock warrant certificates, may be issued under the stock warrant agreement independently or together with any securities offered by any prospectus supplement and may be attached to or separate from such securities. If stock warrants are offered, the related prospectus supplement will describe the designation and terms of the stock warrants, including without limitation the following:

•	the offering price, if any;

•	the designation and terms of our common stock or preferred stock purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which our stock warrants and the related securities will be separately transferable;

•	the number of shares of our common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise the stock warrants shall commence and the date on which such right shall expire;

•	a discussion of certain United States federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the stock warrants; and

•	any other terms of the stock warrants.

The shares of common stock or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

EXERCISE OF STOCK WARRANTS

Our stock warrants may be exercised by surrendering to our stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse side of the stock warrant certificate properly completed and signed by the warrantholder, or its duly authorized agent (such signature(s) to be guaranteed by a bank or trust company, a broker or dealer which is a member of FINRA or by a national securities exchange), indicating the warrantholder’s election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates shall be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the applicable prospectus supplement. Upon receipt of the stock warrant certificate by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the common stock or the preferred stock, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock or preferred stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent shall deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.

ANTIDILUTION AND OTHER PROVISIONS

The exercise price payable and the number of shares of our common stock or preferred stock purchasable upon the exercise of each of our stock warrants and the number of our stock warrants outstanding will be subject to adjustment in certain events, including the issuance of a stock dividend to our holders of common stock or preferred stock, respectively, or a combination, subdivision or reclassification of our common stock or preferred stock, respectively. In lieu of adjusting the number of shares of our common stock or preferred stock purchasable upon exercise of each of our stock warrants, we may elect to adjust the number of our stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1 percent. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each of our outstanding stock warrants shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of our common stock or preferred stock into which such stock warrants were exercisable immediately prior to any such consolidation, merger, sale or conveyance of any of our property.

NO RIGHTS AS STOCKHOLDERS

Holders of our stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, which are contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured, secured or prefunded on some basis to be specified in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, collateral or depository arrangements, relating to the stock purchase contracts or stock purchase units.

Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered under this prospectus (1) directly to purchasers, (2) through agents, (3) through underwriters or a group of underwriters, (4) through dealers or (5) through a combination of these or other methods of sale. The applicable prospectus supplement with respect to the securities will describe the terms of the offering of these securities and the method of distribution of these securities.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be entitled under agreements, which may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

If an underwriter or underwriters are utilized in the sale, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the underwriting agreement, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Any securities offered other than common stock will be a new issue of securities with no established trading market. Any underwriters to whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such securities.

The agents, dealers and underwriters may be deemed to be underwriters as defined under the Securities Act and any discounts, commissions or concessions received by them from us or any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from us will be described in the applicable prospectus supplement. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

The place and time of delivery for the securities that are described generally in this prospectus will be set forth in the applicable prospectus supplement.

VALIDITY OF THE SECURITIES

Certain legal matters in connection with the securities will be passed upon for us by Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603.

EXPERTS

The audited consolidated financial statements and schedule of Brunswick Corporation included in Brunswick Corporation’s Annual Report for the year ended December 31, 2007, and the effectiveness of Brunswick Corporation’s internal control over financial reporting as of December 31, 2007, incorporated by reference into this registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference indicated in their reports with respect to the audited financial statements and schedule, and are included in this registration statement in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

$250,000,000

9.75% Senior Notes due 2013

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Banc of America Securities LLC

JPMorgan

RBS Greenwich Capital

Morgan Stanley

Deutsche Bank Securities

SunTrust Robinson Humphrey

Wells Fargo Securities

August 12, 2008